ADDENDUM TO EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.
HR Europe B.V., a private limited liability company, having its registered office at Hoogoorddreef 15, geb. Amerika, 7e etage, 1101BA Amsterdam, The Netherlands, ("HR Europe"), in this matter duly represented by Etienne Claessens, VP Human Resources International.

and

Mr. Francisco Canal Vega, residing at Roemer Visscherstraat 34 H
1054 EZ Amsterdam, the Netherlands ("Director").

HR Europe and Director may be referred to hereinafter individually as a "Party" and jointly as the "Parties".

WHEREAS:

A.	The Director is employed by HR Europe since October 1, 2015 for an indefinite period of time;

B.
The Director is Managing Director pursuant to the Company’s Articles of Association of HR Europe since October 15, 2015, as well as of several other legal entities within the Hill-Rom group of companies;

C.	Effective June 13, 2017 the Director has been promoted to the position of Senior Vice President and President Global Surgical Solutions (GSS) and has become a member of the Executive Leadership Team;

D.	An employment contract dated August 27, 2015 is in place between parties, (hereinafter the "Agreement");

E.	Parties agree to alter the Agreement due to the Director’s promotion in accordance with this Addendum (the "Addendum").

HAVE AGREED AS FOLLOWS:

Article 1: Position and place of work

1.1
As of June 13, 2017 the Director fulfills the position of Senior Vice President and President Global Surgical Solutions (GSS) and is member of the Executive Leadership Team. The Director will report directly to the Chief Executive Officer of Hill-Rom in Chicago.

1.2
The Director will perform his work at the Hill-Rom office at Benzstrasse 26, 82178 Puchheim, Germany and will be required to travel substantially and work on location at various Hill-Rom offices in Europe and the United States of America.

Article 2: Remuneration

2.1
The Director is entitled to an annual base salary of € 375.000,- gross, including 8% holiday allowance, on a 12 month basis. The salary will be subject to Dutch tax and social security withholdings requirements and paid in twelve equal installments.

2.2
The Director will continue to be eligible to participate in the Company’s Short-Term Incentive Compensation (STIC) Program with an increased target of 70% of the base gross annual salary. STIC payout is based on achievement of Hill-Rom’s financial objectives as well as the Director’s individual performance objectives. For fiscal year 2017, the Director’s STIC payout will be based on a combination of the STIC target of 40% of the base gross annual salary until June 13, 2017 and the increased STIC target of 70% of the base gross annual salary as of June 13, 2017, with the increased STIC target taking effect on June 13, 2017. The Director must be employed on the date of payout in order to receive the payment under the STIC Program.

2.3
The Director will continue to be eligible to participate in the Company’s Long Term Incentive (LTI) Program with an increased target of 175% of the base gross annual salary. The increased LTI target of 175% will be effective with the November, 2017 annual award. Annual awards will be based on the individual performance of the Director and are subject to CEO and Board approval.

2.4
The Director is entitled to a Promotion Equity Award of $100,000 and will receive a one-time award of shares of Restricted Stock Units (RSUs) of Hill-Rom Holdings, Inc. subject to the terms and conditions of the stock award agreement. The number of shares was determined based on the stock price on June 6, 2017, the effective date of the award. This award will fully vest on the day following the third anniversary of the effective date of the award.

2.5	The Director shall be entitled to a maximum reimbursement of $3,000 per calendar year for tax consultation and preparation services.

Article 3: Pension

3.1
The Director will continue to participate in the pension scheme of HR Europe and HR Europe will pay the Director the amount of € 26,500 annual to ensure internal equity with Director’s ELT cohort. The method an timing of the payments will be determined after consultation with a local tax advisor on an annual basis

Article 4: Post contractual restraints

4.1	The post contractual restraints as adopted in the Agreement, including Article 11: Confidentiality and Article 12: Non-Competition, will continue to apply and remain in full force.

Article 5: Miscellaneous

5.1	All other terms and conditions of the Agreement will remain in force.

5.2	This Addendum is governed by Dutch law.

Drawn up in 2 originals and signed on July 17, 2017, each Party acknowledging having received one signed copy of this Agreement.

For HR Europe B.V.:
/s/Etienne Claessens	/s/Francisco Canal Vega
Etienne Claessens	Francisco Canal Vega

DIRECTOR’S EMPLOYMENT CONTRACT

THE UNDERSIGNED:

HR Europe B.V., a private limited liability company, having its registered office at
Gustav Mahlerplein 93-95, 1082 MS Amsterdam, The Netherlands, represented by its authorized representative Etienne Claessens, acting as VP HR International (the ‘Employer’);

and

Mr. F. Canal, residing at Calle Cóndor 3, 28232 Las Rozas de Madrid, Spain (the ‘Director’);

Hereinafter jointly referred to as ‘Parties’;

WHEREAS:

•
The Employer is - briefly stated - engaged in the healthcare industry including, but not limited to, the design, manufacturing, sales, service and rental of hospital beds and stretchers, hospital furniture, medical-related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services, as well as other medical-related accessories, devices, products and services;

•
The Employer is willing to employ the Director as a Managing Director (“statutair directeur”) and the Director desires to be employed by the Employer in such capacity based upon the terms and conditions set forth in this Director’s Employment Contract;

•	The Director will officially be appointed as Managing Director of the Employer by shareholders resolution in accordance with the articles of association of the Employer;

•
In the course of the employment contemplated under this Director’s Employment Contract it will be necessary for the Director to acquire and maintain knowledge of certain trade secrets and other confidential and proprietary information regarding the Employer as well as any of its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the "Companies");

•
Parties acknowledge and agree that the execution of this Director’s Employment Contract is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Employer's confidential information and to otherwise preserve the goodwill and ongoing business value of the Employer;

•
Now therefore, in consideration of the Director's employment, the Employer's willingness to disclose certain confidential and proprietary information to the Director and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, Parties agree as follows;

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1: Commencement, Term and Notice

1.	The Director’s Employment Contract will commence on October 1st, 2015 and is entered into for an indefinite period of time.

2.
The Director may terminate the Director’s Employment Contract subject to two months of notice, and the Employer may terminate the Director’s Employment Contract subject to four months of notice. Notice may be given only in writing, taking effect from the end of the calendar month.

3.
In the event that the Employer terminates the contract by giving notice for reasons other than an urgent reason, (“ontslag op staande voet wegens een dringende reden”) within the meaning of article 7:678 of the Dutch Civil Code, the Director will be entitled to his customary benefits during his notice period, as well as a prorated STIC bonus at target in replacement of any other STIC entitlement, to be paid out in the month following the termination date.

4.
The Director will be entitled to a lump sum severance payment equal to the amount of four gross most recent monthly basic salaries (within the meaning of clause 4 paragraph 1 of this employment agreement) (the “Severance Payment”) if:

i)
the employment agreement is terminated upon the initiative of the Employer other than a) for urgent cause within the meaning of article 7:678 of the Dutch Civil Code, b) in case of illness of more than two years, or c) in case of eligibility for old-age pension act benefits (“AOW-uitkering”); and

ii)	the Director is appointed as Managing Director (“statutair directeur”) by the general meeting of shareholders of the Employer and is still a Managing Director as per the termination date; and

iii)	the Director will grant the Employer full and final release and discharge of all outstanding obligations under the employment agreement and the termination thereof.
The Severance Payment is deemed to include any entitlement to the statutory transition allowance (“transitievergoeding”). If upon the termination date, the transition allowance exceeds the amount of Severance Payment, the Director will only be entitled to the transition allowance and will not be entitled to the Severance Payment or any other additional payment. The Severance Payment will be paid out in the month following the termination date.

5.	The Director’s Employment Contract will end in any event without notice being required on the day as per which the Director will be eligible for old-age pension act benefits (“AOW-uitkering”).

Article 2: Position

1.
The Director will hold the position of Managing Director (“statutair directeur”) of the Employer, with the title of President Europe. The Director will report to the SVP & President International of Employer’s parent company, Hill-Rom Holdings, Inc.

2.
In the position of Managing Director, the Director will be entrusted with the management of the Employer (in the broad sense of the word). The Director will in his position of Managing Director act in accordance with the obligations arising from this employment agreement, the articles of association of the Employer and Dutch law.

3.
The Director is obliged to do or refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Director will devote himself, his time and his energy to promoting the interest of the Employer and its subsidiaries and affiliates, without prejudice to any other duties and responsibilities which may be reasonably required by the Employer within the general scope of the Director’s employment. The Director will perform his duties responsibly and with full commitment in accordance with the instructions and directions given on behalf of the Employer.

4.	The Director covenants that he will also perform duties other than those that are considered his usual duties, if such performance may be reasonably expected from him.

5.	The Director will be required to perform work for a company affiliated with the Employer, should the Employer so demand.

Article 3: Working Hours and Workplace

1.	The work week will run from Monday to Friday. The working hours amount to 40 hours a week.

2.
The Director will perform his work at the Employer’s office in Amsterdam, The Netherlands. The Director also undertakes to perform work at a location other than this location if he can reasonably be expected to do so and the interests of both the Employer and the Director will be taken into account in this process.

3.
The Director covenants that, at the Employer’s request, he will work overtime outside the normal working hours whenever a proper performance of his duties so require. No remuneration will be paid for overtime work.

4.	Commuting time does not qualify for remuneration, irrespective of whether such commuting time took place during overtime or during working hours.

Article 4: Salary and Benefits

1.
The Director will receive a gross basic monthly salary of € 25,077.16 on the basis of a 40-hour working week (excluding holiday allowance). The Director’s annual base gross salary will amount to EUR 325,000 (three hundred twenty five thousand euro), including 8% holiday allowance, on a 12 months basis. The Director will be eligible for a merit increase as per January 1st, 2016, and on an annual basis thereafter.

2.	The annual gross basic annual salary includes 8% holiday allowance, which will be paid out every year in the month of May.

3.
The Director will participate in the applicable short and long term incentive compensation schemes currently in force, as may be amended from time to time. The granting of the bonus is at the Employer’s discretion. The Director can in no event lay claim to incentive compensation that has not yet been granted. The granting of incentive compensation in any given year or during several years will not create a precedent for any subsequent years. The tax and social security consequences of participation in the short and long term incentive compensation schemes will be at the Director’s expense.

•
The Director will be eligible for an annual short term incentive compensation award, calculated on a yearly defined pool, linked to the global performances of our group. Based upon a 100% IC pool and the full achievement of the Director’s individual assignment, the Director’s bonus target will represent 40% of his annual base salary. The Director is not entitled to payment of any amount of bonus if at the time of payment he is no longer employed by the Employer and/or disciplinary measures have been taken against the Director, including but not limited to a suspension or a penalty.

•
The Director will be eligible for an annual long term incentive compensation award which at target is 40 % of his annual base salary. The award is subject to approval by the CEO and Board of Directors. Within 30 days of the Director’s long term incentive grant, he will be provided with a Hill-Rom Holdings, lnc. stock award agreement providing additional details regarding his award.

4.	The Director will be eligible for professional income tax filing support service by a provider selected by the Employer, during the first year of joining the Employer, i.e. 2015

5.	The Director will be eligible for relocation support in line with the Employer's relocation policy guidelines

Article 5: Expense Allowance and Car

1.
The Employer will reimburse the Director for expenses directly related to the performance of his work in accordance with the Employer's Business Expense Reimbursement Policy, but only insofar as that reimbursement may be provided tax free and premium free pursuant to the tax and social security legislation in force at any given time. The Employer's Business Expense Reimbursement Policy may be unilaterally amended by the Employer from time to time in accordance with Dutch law.

2.
A statement of expenses must be submitted to the Employer prior to the end of the month following the month in which the expenses were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. The Employer will reimburse the expenses within one month after the Director has claimed them, provided that the statement of expenses is sufficiently itemized, accompanied by the original receipt(s) and approved by the Employer.

3.
The Employer will provide the Director with a company lease car, or equally valued transportation allowance, of EUR 1,390.00 gross per month during the term of this Director’s Employment Contract. The Director may use the car for private purposes within reasonable limits. The tax consequences of the private use of the car are for the account of the Director and the Director explicitly indemnifies the Employer in this respect. The Employer will calculate the tax “addition” (“bijtelling”) in accordance with relevant Dutch tax rules and adds this amount to the Director's gross salary.

4.	Upon relocation, the Employer will provide the Director with a net housing allowance of EUR 2,000.00 per month during the term of this Director’s Employment Contract.

Article 6: Telephone and Computer

1.	The Employer will place at the Director’s disposal a mobile phone and laptop, meant for business purposes and reasonable private use.

Article 7: Pension

1.
The Director will participate in the Employer’s pension scheme. The provisions of the Employer’s pension scheme are laid down in the pension regulations. The Director will receive a copy of the pension regulations upon request. By signing this Director’s Employment Contract, the Director acknowledges to be familiar with and agrees to the Employer’s pension scheme and will comply with all obligations arising from such scheme.

2.	The Director’s contribution to the pensionable earnings will be withheld from the Director's gross salary.

3.
The Employer has the right to unilaterally amend the provisions of the pension agreement if the amendment is of such importance to the interests of the Employer that any possible interest of the Director that might be harmed by the amendment should in all reasonableness be superseded.

Article 8: Vacation

1.
The Director will be entitled to twenty five (25) vacation days each calendar year, on the basis of a 40-hour working week. If the Director performed work during only a part of the year, the number of vacation days will be calculated proportionately.

2.	The Director must timely inform the SVP & President International, in writing, of his wishes with respect to the beginning and end of his vacation period.

3.	The Director will be required to take vacation days as much as possible in the year in which they are accrued.

Article 9: Illness and Occupational Disability

1.
If the Director is unable to perform the agreed work due to illness, he will be obliged to inform the Employer thereof before 9.00 a.m. on the first day of illness, stating the reasons, the expected period of illness and the correct address at which he can be reached during that period. As soon as the Director knows on what day he will be able to resume work, he will inform the Employer thereof immediately.

2.
If the Director is unfit to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of the Director’s Employment Contract if that date is earlier, on the basis of the following conditions:

•	during the first 52 weeks of illness, the Director remains entitled to 100% of the most recent gross basic salary;

•	as of the 53rd week up to and including the 104th week of illness, the Director remains entitled to 70% of the most recent gross basic salary.

3.
The Director will not be entitled to continued payment of wages during the aforementioned period if he caused the illness intentionally, if the illness ensued from an infirmity about which he gave the Employer false information when he entered into the Director’s Employment Contract, if he causes an obstruction of or delay in the recovery process, or if the Director refuses to perform other suitable work for the Employer or another (possibly affiliated)

employer despite being able to perform that work.

4.
The Employer will be entitled to suspend continued wage payments pursuant to Article 9.1 if the Director does not comply with the Employer’s reasonable instructions, issued in writing, concerning the provision of information that the Employer requires in order to establish the Director’s right to payment of wages.

5.
If the Director’s occupational disability ensues from an event for which another is liable, the Director must immediately provide the Employer with all of the relevant information and do everything in his power to enable the Employer to exercise its right of recourse within the meaning of Section 6:107a of the Dutch Civil Code (“Burgerlijk Wetboek”).

Article 10: Health Insurance

1.
In accordance with the Dutch Health Care Insurance Act (“Zorgverzekeringswet”), the Employer will pay the Dutch Tax and Customs Administration on behalf of the Director the income-related contribution fixed by the government each year.

Article 11: Confidentiality

1.
Other than for the benefit of the Employer within the scope of the normal work, the Director may neither during the term of the Director’s Employment Contract nor after its termination inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Director learned of the particulars.

2.
Other than for the benefit of the Employer within the scope of the normal work, the Director may also not copy, compile, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or decompile the source code of the computer software that is included in those products or systems or otherwise available on the Employer’s premises or attempt to deduce the source code of such software in any other manner.

3.
Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Director violates the confidentiality clause contained in Articles 14.1 and 14.2, he will forfeit to the Employer an immediately due and payable penalty of EUR 30,000.00 for each violation as well as a penalty of EUR 2,000.00 for each day that the violation continues, without prejudice to the Employer’s right to claim specific performance of the Director’s Employment Contract in addition to that penalty and full compensation instead of that penalty.

Article 12: Non-Competition

1.
For a period of 12 months after the termination of the Director’s Employment Contract (or day or notice in case the Employer terminates the agreement), the Director may not, without the Employer’s prior written consent, alone or with others, whether or not for consideration, in any way whatsoever:

a.	perform work that competes with the business operations of the Employer or its group companies;

b.
perform work for any business that competes with the Employer or its group companies; examples of such direct competitors are (but not limited to) Linet, Arjo Huntleigh, Stiegelmeyer, Paramount, Stryker, Handicare, Wissner, Guldmann, Heinicare, Remedica, and Etac;

c.
Article 12.1.b explicitly aims at those parts of the business of any of these, or other, organizations that directly or indirectly compete with the business operations of the Employer at the time of the termination.

d.	incorporate, conduct or cause the conduct of a business that competes with the Employer or its group companies or take any interest in such business;

e.
maintain contact with or perform work for or with business relations of the Employer or its group companies, regardless of whether such contact is maintained or work is performed directly or indirectly or at the Director’s own expense or at the expense of third parties; ‘business relations’ are all natural persons with whom and legal entities with which the Employer or its group companies maintained business relations at any given time during the 12-month period preceding the termination of the Director’s Employment Contract;

f.
induce employees or contractors of the Employer or its group companies, either directly or indirectly, to terminate their Director’s Employment Contract or contract for services with the Employer or its group companies; or

g.
with respect to contracts between the Employer or its group companies and suppliers to supply goods or services: directly or indirectly thwart the supply of such goods or services or induce a supplier, either directly or indirectly, to discontinue or refuse the supply of such goods or services to the Employer or its group companies;

2.
Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Director violates the non-competition clause contained in paragraph 1 of this article, he will forfeit to the Employer an immediately due and payable penalty of EUR 30,000.00 for each violation as well as a penalty of EUR 2,000.00 for each day that the violation continues, without prejudice to the Employer’s right to claim specific performance of the Director’s Employment Contract in addition to that penalty and full compensation instead of that penalty.

3.
When the duration of the employment is less than 12 months, the non-competition period after the termination, referred to in the first sentence of that article, will be equal to the duration of the Director’s Employment Contract in months.

4.
During the first four months of the period during which the Director is bound to the prohibition of competition within the meaning of clause 12 paragraph 1, under a, b, c and d of this employment agreement (the “Prohibition Period”), the Employer will pay to the Director a compensation equal to 100 percent (100%) of the Director’s most recent gross monthly basic salary (within the meaning of clause 4 paragraph 1 of this employment agreement) (the “Compensation”). The Compensation will be paid to the Director in four equal instalments at the end of every month.

Any income earned by the Director through employment or other activities or any state benefits to which the Director is or can be entitled during the Prohibition Period, will be deducted from the Compensation. The Director will provide the Employer with any and all information concerning such income and/or state benefits.

Article 13: Sideline

1.
During the term of the Director’s Employment Contract, the Director must refrain from undertaking or holding any sidelines or additional posts, such as committee work, or managerial or other activities for associations, foundations or other organizations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without the Employer’s prior written consent, regardless of whether the Employer is either partly or fully aware of such activities. This will be limited to payable sidelines or posts, or if these sidelines or additional posts obstruct the Director’s work for the Employer.

2.
Without prejudice to the foregoing clause, Employer consents to the fact that the Director currently holds and may continue to hold the external positions attached to this contract (see Annex A), under the condition that all costs associated with these positions are not for the account of Employer and that these positions do not obstruct the Director’s work for the Employer

Article 14: Personal Data Protection

1.
The Employer will be entitled to process personal data relating to the Director within the framework of performing the Director’s Employment Contract and/or provisions ensuing from or in relation to the employment relationship.

2.
The Employer uses the Director’s personal data for the purpose of its personnel and payroll records and to comply with its statutory obligations, including but not limited to withholding wage tax and social security contributions, to maintain and improve effective personnel records, including payroll records and compliance with statutory obligations, to administer Director benefits, including insurance and pension provisions, and to administer programs and schemes with respect to training and development, job assessment, compensation, planning and organization.

3.
For these purposes and to comply with its statutory obligations, the Employer may also transfer the Director’s personal data to third parties and other companies of the Employer located in countries inside and outside the European Union. If applicable, the Employer will apply for the required permits and notify the data processing to the relevant authorities.

4.
The Employer will process the personal data in a proper and careful manner. Furthermore, the Employer will take appropriate technical and organizational measures to sufficiently safeguard personal data and to preserve the confidential nature of the Director’s personal data, regardless of whether such data are processed in Europe, the United States or elsewhere.

5.
The Director will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block his personal data. Furthermore, the Director will notify the Employer of any changes in his personal data in a timely fashion.

6.
In accordance with the Dutch Personal Data Protection Act (“Wet Bescherming Persoonsgegevens”), the Employer will not store the personal data for longer than is necessary for the purposes of the processing.

Article 15: Company documents and company equipment

1.
The Director will be obliged to observe due care in handling any company documents, in any form whatsoever, and any company equipment made available to him. ‘Company equipment’ includes in any event the access pass/key, laptop, mobile phone and credit card.

2.
Upon termination of the Director’s Employment Contract, the Director will be obliged to return all company documents and company equipment to the Employer in good condition. Furthermore, the Director will be obliged to return such company property should the Employer so demand, for example in the event that he does not perform work due to occupational disability or has been placed in non-active service.

Article 16: Intellectual Property Rights

1.
All intellectual property rights, including but not limited to patent rights, design rights, copyrights, neighboring rights, database rights, trademark rights, chip rights, trade name rights and Know-How (as defined in paragraph 2 of this article), ensuing in the Netherlands or abroad, during the term of this Director’s Employment Contract or after its termination, from the work performed by the Director under this Director’s Employment Contract (the ‘Intellectual Property Rights’) will exclusively vest in the Employer.

2.
‘Know-How’ is defined as any and all trade secrets, secret formulas, inventions, designs, standards, technical and other data or information, processes, methods, draft materials and business methods and any and all related information, knowledge, details, commercial practices and improvements.

3.
Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Director covenants that he will transfer to the Employer, should the Employer so demand, and, insofar as possible, hereby transfers those rights to the Employer, which transfer is hereby accepted by the Employer.

4.
Insofar as any Intellectual Property Rights are incapable of being transferred from the Director to the Employer, the Director hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.

5.
Insofar as any personal rights vest in the Director and insofar as permitted by law, the Director hereby waives all of his personal rights, including but not limited to the right to have one’s name stated pursuant to the Dutch Copyright Act of 1912 (Auteurswet 1912).

6.
The Director will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from his work under this Director’s Employment Contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.

7.
During the term of this Director’s Employment Contract and after its termination, the Director will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.

8.
If the Director is unable to provide the cooperation referred to in paragraphs 3 and 7 of this article for any reason, he hereby grants the Employer an irrevocable power of attorney to represent him with respect to the transfer and registration of the Intellectual Property Rights referred to in paragraphs 3 and 7 of this article, respectively.

9.	The Director acknowledges that his salary includes reasonable compensation for the loss of intellectual property rights.

10.	The Director may not use the Intellectual Property Rights or the ensuing results for any purpose other than the performance of his work under this Director’s Employment Contract.

11.
The Director guarantees that the results of his work and/or activities under this Director’s Employment Contract do not infringe upon any rights (including intellectual property rights) of third parties and that they are not unlawful vis-à-vis third parties in any other manner. The Director will indemnify the Employer against any and all damage and costs ensuing from claims brought by third parties in that respect.

12.
The Employer will not be liable for damage incurred by the Director in connection with the Employer’s use of inventions, designs, works, programs, documents, data, names, signs, Know-How, materials or other achievements that the Director discloses to the Employer during the term of this Director’s Employment Contract and that (i) fall outside of the scope of this Director’s Employment Contract or (ii) were created or developed prior to the conclusion of this Director’s Employment Contract.

13.
If this Director’s Employment Contract is terminated, the Articles governing the Intellectual Property Rights set out above will remain in effect after the termination of the Director’s Employment Contract.

Article 17: Applicable Collective Bargaining Agreement (CAO)

1.	This Director’s Employment Contract will not be governed by the provisions of any Collective Bargaining Agreement.

Article 18: Amendment to Employment Conditions

1.
In accordance with Section 7:613 of the Dutch Civil Code, the Employer will be authorized to unilaterally amend the conditions contained in this Director’s Employment Contract if and insofar as it has a weighty interest in doing so that is of such a nature that the Director’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

Article 19: Applicable Law

1.	This Director’s Employment Contract will be governed by Dutch law.

Signed in duplicate originals on Aug. 27, 2015

/s/ Etienne Claessens                    /s/Francisco Canal
Etienne Claessens                    Francisco Canal
VP HR International

ANNEX A    Permitted Positions

With reference to clause 13.2 of the Director’s Employment Contract between HR Europe B.V. and Mr. F. Canal, the following positions are permitted:

Organization name:    Maverick consulting
Legal form:         S.L

Product / service:	Software and service, specializing in the control and management of large and complex work forces
Location:         Spain
Role:             Board Member, one of the majority shareholders

Organization name:     Aglaris
Legal form:         S.L

Product / service:	R&D company dedicated to the development of systems for the standardization and optimization of cell culture (bio-reactors, culture media and software
Location:         Spain
Role:             Member of the Advisory Board (not an investor)

Signed in duplicate originals on 27 Aug, 2015

/s/ Etienne Claessens                    /s/Francisco Canal
Etienne Claessens                    Francisco Canal
VP HR International